SCHEDULE 14A
SCHEDULE 14 INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Check the appropriate box:
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[X ] Soliciting Material Pursuant to Section
  240.14a-11(c) or Section 240.14a-12
Name of Registrant as Specified in Its Charter:
The Cheesecake Factory Incorporated
 Name of Person(s) Filing Proxy Statement:
 Culinary Workers Union, Local 226
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  [   ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
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[Culinary Workers Union Local 226]
[PRESS RELEASE]

Chris Bohner: 702-387-7005


Top Proxy Voting Firm and Public Pension Fund Back Culinary
Union's Shareholder Proposals at The Cheesecake
Factory

Washington, DC -- Today, Culinary Workers Union Local 226 announced that Institutional Shareholder Services (the leading provider of proxy voting and corporate governance services) and the New York State Common Retirement Fund (which oversees $114 billion in state retirement assets) will support the Culinary Union's shareholder proposals seeking reform of The Cheesecake Factory's stock option and corporate governance policies. The proposals will be voted on by shareholders at The Cheesecake Factory's May 13, 2003 annual meeting.

"We are delighted that ISS and the New York State Common Retirement Fund are supporting all six of our shareholder proposals at the Cheesecake Factory," said Chris Bohner, senior research analyst at the Culinary . "It reaffirms the clear message we are sending to the company: it is time for the Cheesecake Factory to reform the company's stock option policies and modernize its poor corporate governance."

The New York State Fund owns approximately 900,000 shares of The Cheesecake Factory, or approximately 1.8% of the outstanding shares of the company. ISS, which advises large institutional investors on proxy issues, has been described by the Wall Street Journal as "influential" whose recommendations can "move a stock or alter a corporate strategy."

The Culinary Union is asking shareholders to vote for two stock option proposals recommending that the Company begin expensing stock options and subject all stock option plans to shareholder approval.

In addition, the Culinary Union is urging shareholders to vote for four corporate governance proposals asking the company to institute annual elections for directors, separate the position of Chairman and CEO, subject the company's "poison pill" to a shareholder vote, and remove the Company's requirement that governance changes receive approval from at least 80% of all shares voted.

The Culinary Union and affiliated benefit plans own approximately
30,000 shares of The Cheesecake Factory.  The Culinary
Union's parent organization, the Hotel Employees and Restaurant
Employees International Union, is a member of the Council of Institutional Investors, a corporate governance organization representing over $1 trillion in assets.